UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 16, 2011

SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

18 East Dover Street, Easton, Maryland 21601
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (410) 763-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On November 16, 2011, Shore Bancshares, Inc. (the “Company”) entered into a letter agreement (the “Warrant Repurchase Agreement”) with the United States Department of the Treasury( the “Treasury”).  Pursuant to the Warrant Repurchase Agreement, the Company repurchased from the Treasury a common stock purchase warrant (the “Warrant”) that was issued in connection with the Company’s January 9, 2009 participation in the Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “TARP CPP”).  Under the Warrant, the Treasury had the right, exercisable at any time on or before January 9, 2019, to purchase 172,970 shares of the common stock of the Company, par value $.01 per share, at an exercise price of $21.68 per share.  The Company paid $25,000 to repurchase the Warrant from the Treasury, which has been canceled.  The repurchase price was based on the fair market value of the Warrant as agreed upon by the Company and the Treasury.  With the repurchase of the Warrant, the Company concluded its participation in the TARP CPP.  The above discussion is only a summary of, and is qualified in its entirety by, the terms of the Warrant Repurchase Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01.       Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Letter Agreement, dated as of November 16, 2011, between the United States Department of the Treasury and Shore Bancshares, Inc. (filed herewith).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: November 16, 2011	By: /s/ W. Moorhead Vermilye
W. Moorhead Vermilye Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit
Number                  Description

10.1	Letter Agreement, dated as of November 16, 2011, between the United States Department of the Treasury and Shore Bancshares, Inc. (filed herewith).